EXHIBIT 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES RESULTS OF DIVIDEND ELECTIONS

Great Neck, New York – April 27, 2009 – One Liberty Properties, Inc. (NYSE: OLP)  announced the results of its stockholders’ elections relating to its quarterly dividend of $.22 per share, payable on April 27, 2009 to record holders of March 30, 2009.

The terms of the dividend, including the ability of stockholders to elect to receive the distribution in the form of cash or shares of One Liberty’s common stock, and a limitation on the aggregate amount of cash to be paid in the distribution, were described in detail in the prospectus supplement, dated April 7, 2009, and filed with the Securities and Exchange Commission on April 8, 2009. The elections were required to be submitted prior to 5:00 p.m. (Eastern Time) on April 20, 2009.

Based on stockholder elections, the special dividend will consist of $223,857 in cash and 531,041 shares of One Liberty’s common stock. The number of shares included in the distribution is calculated based on $3.79, the volume weighted average price per share of One Liberty’s common stock on the New York Stock Exchange on April 20, April 21 and April 22, 2009.  Summarized results of the dividend elections are as follows:

•	To stockholders electing to receive the dividend in all stock, One Liberty will pay the dividend in stock.

•	To stockholders electing to receive the dividend in all cash, One Liberty will pay the dividend in the form of $.0412422 per share in cash and $.1787578 per share in stock.

•	To stockholders failing to make an election, One Liberty will pay the dividend in stock.

•	One Liberty will pay fractional shares in cash.

One Liberty expects the dividend to be a taxable dividend to its stockholders, without regard to whether a particular stockholder receives the dividend in cash and shares, or only in shares, allowing One Liberty to satisfy its REIT distribution requirements while preserving cash for other corporate purposes.

If your shares are held through a bank, broker or nominee, and you have questions regarding the dividend, please contact such bank, broker or nominee. If you are a registered stockholder and you have questions regarding the dividend, you may call One Liberty’s transfer agent, Shareholder Services at American Stock Transfer and Trust Company toll free at 1 (800) 937-5449 or (718) 921-8200.

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions.  Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's filings with the Securities and Exchange Commission.  You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	Simeon Brinberg
(516) 466-3100